10.72

AMENDED EMPLOYMENT AGREEMENT

This Amendment to Severance Agreement (the "Amendment") is made and entered into as of August __, 2012 (the "Effective Date") by and between Symmetry Medical, Inc., a Delaware corporation (“Company”), and ________________ (the "Executive").

WITNESSETH

WHEREAS, Executive and Company entered into a Severance Agreement on or about May 4, 2010 (the “Agreement”); and

WHEREAS, the Parties wish to modify the Agreement to provide Executive with additional incentives to make and continue to make valuable contributions to the productivity and profitability of the Company; and

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained and the mutual benefits herein provided, the Company and Executive hereby agree as follows:

5.           Maintenance of Terms. All terms in the Agreement shall remain in full force and effect unless specifically modified herein.

6.           Severance Benefits. Section 4 of the Agreement, addressing the benefits to be paid following a Qualifying Termination, shall be modified to add the following sentence to the end of the first paragraph therein:

If the Qualifying Termination occurs within twelve months following a Change in Control, as defined in Section 4.g, then the number of months in the Severance Period and the amounts payable under Section 4.a shall be multiplied by 150%.

7.	Definition. The following shall be added as new Section 4.g:

As used in this Agreement, a "Change in Control" of the Company means:

i.	The acquisition by any individual, entity or group (a "Person") of beneficial ownership of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Company.

ii.	The replacement of a majority of members of the Board of Directors during any 12-month period by members whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election;

iii.	A reorganization, merger or consolidation (a "Combination"), in each case, unless, following such Combination:

a.	more than fifty percent (50%) of the then combined voting power of the securities of the corporation resulting from such Combination is beneficially owned by all or substantially all of the individuals and/or entities who were the beneficial owners of the outstanding Company common stock immediately prior to such Combination in substantially the same proportions as their ownership of voting power immediately prior to such Combination, and

b.	at least a majority of the members of the board of directors of the corporation resulting from such Combination were members of the Company's Board at the time of the execution of the initial agreement providing for such Combination;

iv.	A complete liquidation or dissolution of the Company; or

v.	The sale or other disposition of all or substantially all of the assets of the Company.

Despite any other provision of this Section 4.g to the contrary, an event shall not constitute a Change in Control if it does not constitute a change in the ownership or effective control, or in the ownership of a substantial portion of the assets of, the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code and its interpretive regulations.

8.           Complete Agreement. Except as specifically set forth herein, this Amendment does not affect Executive's rights or duties under the Agreement, the 2004 Equity Incentive Plan, any successor equity incentive plan, or any related award or restriction agreements between Executive and the Company.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the date set forth above.

SYMMETRY MEDICAL, INC.

By: ______________________________________
Thomas J. Sullivan, President and Chief Executive Officer, Symmetry Medical Inc.

EXECUTIVE:

_________________________________________

Printed Name: _____________________________